EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made affective as of March 15, 2003 (the "Effective Date") by-and between ChampionLyte Beverages, Inc., a Florida Corporation ("Company" or "the Company") The Company is a wholly owned subsidiary of ChampionLyte Holdings, Inc., a Florida corporation (the "Parent Company") and Donna Birnbo ("Executive").

WITNESSETH:

WHEREAS, Company desires to employ, the Executive upon and subject to the terms and conditions set forth herein and the Executive desires to accept such employment; and

WHEREAS, the parties wish to set forth the terms and conditions upon which the Executive is to be employed;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. NATURE OF EMPLOYMENT The Company hereby agrees to employ the Executive, and the Executive hereby agree to be employed by Company, as its President. In such capacity, Executive shall perform such duties and have such responsibilities as may be assigned by the Board from time to time that are normally inherent in such capacities in companies of similar size and character. In addition, during the Employment Term, the Company shall appoint Executive to serve as a member of the Board; provided the Company agrees that Executive shall be indemnified for serving in such capacity on a basis no less favorable than is provided by the Company's By-laws and to other members of the Board. The Company accepts that the Executive's principal place of business shall be located in Essex County, New Jersey and that relocation is not an option.

2. BEST EFFORTS The Executive shall serve Company faithfully and on a full-time basis and devote all of her attention, energy, effort, technical knowledge, know-how and skill to best promote the business and interests of Company. The Executive shall at all times use her best efforts b, preserve and maintain the business relationships between Company and its Executive, clients and suppliers. During the Term of this Agreement the Executive shall not engage in any other business, profession or occupation far compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board. The Company agrees that the Executive $ay continue with her past activities as a member of a non-profit Board of Directors.

3. TERM OF EMPLOYMENT The initial term of employment shall be two (2) years (the "Term"), beginning on the%% Date unless sooner terminated in accordance with
Section 5 below. After the initial two (2) year agreement, ,the agreement shall automatically renew every March 15th unless one party notifies the other 14 writing, certified mail, return receipt requested, no later than thirty days
(30) prior to the anniversary date W the Agreement, of the intention to not renew Agreement.

4.0 COMPENSATION

4.1 BASE SALARY -The Company shall, pay the Executive an annual base salary of


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$96,000 for the period beginning on the date hereof and ending on June 14, 2003,
$108,000 for the period beginning on June 15, 2003 and ending on September 14, 2003 and $120,000 for the period beginning on September 15, 2003 and ending on March 14, 2005 (the "Base Salary"), payable in biweekly installments, less taxes required by law lo be withheld. Should the Term of Employment be renewed on or before March 14, 2005, the, Base Salary shall increase to no less than $132,000
per  annum  for  the  renewal  period.   If  Executive  must  assume  additional
'responsibilities  following  the  initial  Term of  Employment,  as a result of
acquisitions  or  otherwise,   the  parties  will  mutually  agree  to  increase
Executive's base salary commensurate with the increase in responsibilities.

4.2 WARRANT BONUS. In consideration he entry into this Agreement, Executive shall be entitled to receive 50,000 warrants to purchase the Parent Company's common stock for a term of two years at a price equal to $10 par share. These options to be evidenced by a written form to issued within 30 days following the execution of this Agreement in addition should the Executive be employed by the Company 90 days from the Effective Date herein, the Executive will receive a Warrant pursuant to purchase an additional 100,000 shares of the Parent Company's stock in 90 days from the Effective Date at an exercise price equal to 100% of the Parent Company's closing stock price as of that date. These warrants shall carry a term of two years. Parent Company agrees to grant to Executive 'piggyback' registration rights for any warrants issued to Executive prior to the Parent Company filing any registration statement for the Parent Company's common shares.

4.3 SHARES OF STOCK.

4.4 BONUS. The Executive shall be entitled to certain bonuses ad follows: (1) an annual bonus, equal to 3% of the Company's annual net, pre-tax profits as reported on the Company's Annual Report on Form 10-K for the fiscal year preceding the date of determination. The Bonus shall be initially payable on March 31, 2004 and on each anniversary thereafter during the Term. (2) Personal Performance Commission based on sales made as a direct result of Executive's own efforts, equal to 1% of Gross Sales, payable on a, quarterly basis. Executive shall continuo to receive commissions on sales made as a direct result of Executive's own efforts for a period of two (2) years following her employment separation from the Company regardless of the reason for the employment separation This clause shall be null and void should the executive be terminated pursuant to Section 5.4 hereunder (termination for cause). (3) Override commission of sales personnel reporting to Executive equal to 1/2% of Gross Sales, payable on a quarterly basis. Gross Sales is defined as Company's actual cash receipts after all deductions for returns, credits and other reductions in the normal course of business.

4.5 BENEFITS. The Executive shall be entitled to four (4) weeks &id vacation and Five (5) personal days and eleven (11) holidays There shall be carryover of unused vacation and personal days from year to year. The Executive shall be entitled to participate in all benefit plans maintained by Company, specifically including but not limited b health insurance, life insurance, travel insurance, and group disability insurance, in accordance with the terms of' the plans. As shall be determined by the Board of Directors the Executive shall be entitled to personal leave. Beginning August 1, 2003, the Company will pay the Executive's COBRA premiums for a period of

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eighteen (18) months or until the Company  provides the Executive  with a health insurance plan that is the same or better in all terms and conditions as the health insurance plan the Executive had received from her previous employer.

4.6 EXPENSES DURING THE TERM. The Executive shall be reimbursed by Company for expenses reasonably and necessarily incurred by her in connection with her duties on behalf of Company, subject to appropriate documentation in accordance with Company's expense reimbursement policy; provided that expenses in excess of $1,000 shall require the Prior approval of the Chief Executive Officer or the Board of Directors. Payment for expenses shall be provided to Executive at the end of each month for expenses incurred the previous month. The Executive shall be reimbursed for charges attributable to her mobile telephone, internet access, fax lines, home telephone, gas, mileage at the standard rate of $.30 per mile; tolls and business entertainment expenses. The travel and entertainment expenses shall be subject to a budget that both the Company and the Executive shall develop and agree to.

5.0 TERMINATION

5.l. TERMINATION UPON DISABILITY If Executive becomes totally or partially physically or mentally disabled, such that she is unable with or without a reasonable accommodation to perform her duties hereunder for a period of 60 days in any 120 consecutive calendar day period or for an aggregate of l20 days within any 12 consecutive month period, the Company shall have the right to terminate the Executive's employment hereunder by giving the Executive thirty
(30) days(written notice to that effect. In the event of Executive's termination pursuant to this Section 5.1, the Company shall pay Executive, in full satisfaction of all of its obligations hereunder, all compensation and benefits to which she is entitled through the date of termination, but shall be entitled to a credit against this obligation in the amount of any disability insurance benefits received by Executive during such period from a disability insurance policy paid for by the Company, or from the Social security disability program.

5.1.1 DETERMINATION OF DISABILITY Any question as to the existence of the disability of the Executive as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a Physician and those two physicians shall select a third who shall make such determination in writing. The determination of disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of the Agreement. Notwithstanding the forgoing, the receipt of long-term disability benefits by the Executive shall constitute conclusive proof of the Executive's disability for purposes of this Agreement.

5.2. TERMINATION UPON DEATH If the Executive dies, her employment and the Company's obligation to pay the Base Salary and Bonus, if any, shall terminate as of the date of Executive's death; provided, however, that Executive's estate shall be entitled to receive any unpaid amounts of the Annual Salary, and any Bonus earned up to the date on which Executive's death occurs, which payments shall be made at such times as they would have been paid to Executive.


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5.3 TERMINATION BY MUTUAL AGREEMENT  Executive 's employment under Agreement may be terminated by the mutual agreement of the parties to this Agreement, on such terms as may be agreed.

5.4 TERMINATION BY THE COMPANY FOR CAUSE

5.4.1 The Company may terminate Executive's employment hereunder for Cause.

5.4.2 For purposes of this Section 5 "Cause" shall mean: (i) commission of a willful act of dishonesty in the course of the Executive's duties hereunder (ii) conviction by a court of competent jurisdiction of a crime constituting a felony or conviction in respect of any act involving fraud, dishonesty or moral turpitude, (iii) the Executive's continued, habitual intoxication or performance under the influence of controlled substances during working hours, after the Company shall have provided written notice to the Executive and gave the Executive thirty (30) days within which to commence rehabilitation with respect thereto, and the Executive shall have failed to commence such rehabilitation,
(iv) frequent or extended, and unjustifiable (not as a result of incapacity or disability) absenteeism, (v) engaging in any act which has the potential for material injury to the Company, (vi) the Executive's willful personal misconduct, action or inaction, inability or refusal to perform duties and responsibilities described in Section 1 above or to carry our directives of the Board, provided however that as President of the Company, all operating decisions shall be made by the executive or (vii) material non-compliance with the term of this Agreement.

5.4.3 In the event the Company terminates Executive's employment hereunder for Cause, the Company shall pay her all compensation, prorated bonus, and benefit due to her pursuant to this Agreement through the date of termination in full satisfaction of all of the Company's obligations to Executive.

5.5 TERMINATION FOR OTHER REASONS The Company may in its sole discretion, terminate the Executive's employment for any reason within the first 90 days of the Effective Date of this Agreement. In the event the Company terminates under clause, the Company shall pay to Executive the sum of three months severance payable in three equal monthly amounts and with no further obligation on the part of the Company After 90 days of employment, in the event the Company terminates the Executive's employment for reasons other than for Cause or pursuant to the provisions outlined in sections 5.1, 5.2, or 5.3, the Company shall continue to pay the Executive her Base Salary, benefits, commissions, and prorated bonus, for a period of six months fallowing the date she receives notice of such termination. After 180 days of employment, in the event the Company terminates the Executive's employment for reasons other than for Cause or pursuant to the provisions outlined in section 5.1, 5.2, or 5.3, the Company shall continue to pay to Executive her Base Salary, benefits commissions, and prorated bonus to the end of the term of the Agreement.

Executive may terminate her employment for Good Reason upon: (A) the assignment to Executive of any duties substantially inconsistent with her status as President or any substantial adverse alteration in the nature or status of her responsibilities; (B) a material diminution by Company of Executive's aggregate compensation and benefits; (C) the demand that Executive relocate from Essex County, New Jersey; or (D) any

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material breach by Company of its commitments under this Agreement, in each case which is not cured within thirty (30) days following demand to the Board by Executive in writing detailing the factual basis upon which Executive believes Good Reason for termination exists. The continued employment of Executive shall constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder. If Executive should terminate for Good
Reason,  as  defined  herein,   Executive  shall  be  entitled  to  receive  all
compensation, benefits, bonuses and Commissions to the end of the Term of the Agreement, to be distributed according to the pay schedules set forth in this Agreement.

5.6 RELEASE. Notwithstanding any other provision of this Agreement to the contrary, the Executive acknowledge and agrees that any and all payments to Which the Executive is entitled under his Section are conditioned upon and subject to the Executive 's execution or general waiver and release, in such reasonable form as shall be prepared by the Company, of all claims the Executive may have against the Company.

6.0 PROTECTION OF CONFIDENTIAL INFORMATION.

6.1  DEFINITION  The Company and its  affiliates  has  acquired and will develop certain trade secrets and other confidential and proprietary information, including without limitation methods of operation, financial information, strategic planning, operational budgets and strategic, software (including specifications, programs and documentation), marketing information and strategies, merger and acquisition strategies payroll data, management systems, client and vendor lists and client and vendor information (collectively the "Confidential Information"), to which the Executive will have access as a result of her employment. Confidential Information does not include information generally known in me industry or which has become pan of the public domain other than by reason ,of the Executive's breach of this Agreement. Confidential Information does not include any and all information which the Executive has brought to the Company as a result of her years of experience in the beverage industry. Such information shall include, but not be limited to, the information that Executive brings to the Company in terms of her contacts in the industry and her knowledge about pricing and vendors.

6.2 RETURN Upon termination of her employment for any reason, Executive will immediately deliver to Company all papers, books, manuals, lists, software, computer discs and data, correspondence and documents (in any medium whether in writing, on magnetic tape or in electronic or other form) containing or relating to the Confidential Information, and she will neither copy nor take any such material with her upon leaving Company's employ.

6.3 NONDISCLOSURE Executive will not at any time either while employed by Company or after the termination of her employment reveal any Confidential Information to any other person or business entity, except as required by her duties for Company or by law.

6.4 REMEDIES Executive acknowledges and agrees that (a) Company is engaged in a highly competitive business, (b) the Confidential Information of Company would be valuable to Company's competitors by virtue of the fact that it is not generally known to the public or in the Industry; (c) the provisions of this Section are fair and reasonable to


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protect Company's business  interests and competitive  position and are of vital concern to Company, and, (d) breach of this Section by Executive would cause Company irreparable harm, for which monetary damages would not adequately compensate Company, Therefore, the Executive agrees that the restrictions set forth in this Section may be enforced by injunction, without the requirement of any bond, in addition to whatever other rights or remedies are available to Company.

8.0 NON-COMPETITION AND NON-SOLICITATION

8.1 NON-SOLICITATION; NON-INTERFERENCE, During the Term an for a period of one year after the termination of Executive's employment with Company, Executive will not directly or indirectly, on her own behalf or on behalf of any other person or business entity, (i) induce, entice, solicit, hire or attempt to hire, or assist in the inducement, enticement, solicitation, hiring, or attempted hiring of, any of Company's or its affiliates' employees to work for any other person or business entity, in any other capacity or (ii) influence or attempt to influence any person that is a contracting party with Company or its affiliates as of the date of this Agreement or at any time during the Term of this Agreement, to terminate any written or oral agreement with Company or its affiliates.

8.2 NON-COMPETITION Executive will not, at any time during the Term and for a period of one year following termination of employment hereunder, compete with Company directly or indirectly (whether as owner, partner, employer, agent, principal, stockholder, corporate officer, director, consultant, independent contractor, Executive or otherwise in any capacity whatsoever. This clause shall remain in effect if the Company is making payment to Executive under the termination clauses hereunder or lf the Executive is terminated pursuant to
Section 5.4 above. "Compete" means owning, managing, operating, consulting for, being employed by, or otherwise providing services to, a business that sells products or services that compete with any products or services sold by Company or its affiliates and which is located within the United States.

8.3 INJUNCTIVE RELIEF Executive acknowledges and agrees that (a) Company is engaged in a highly competitive business, (b) Company's relationships with its customers am fundamental to Company's business success, (c) the provisions of this Section are fair and reasonable to protect Company's Confidential Information, customer relationships, customer relationships, except as those pre-existing relationships of the Executive prior to her Employment, business interests and competitive position, business interests and competitive position, and, (d) breach of this Section by Executive would cause Company irreparable harm, for which monetary damages would not adequately compensate Company. Therefore Executive agrees that the restrictions set forth in this Section may be enforced by injunction, without the requirements of any bond, in addition to whatever other rights or remedies are available to Company. In the event Company brings an action for a temporary or permanent injunction to enforce this Section, the period of time during which such action is pending and Executive's breach of this Section continues, but no injunction has been issued, shall be added to the period of the restriction sought to be enforced.

9. Arbitration Any controversy or claim arising out d or relating to this Agreement, or the breach thereof, with the exception (at Company's option) of sections 6.7 and 8, shall be settled by binding arbitration in the county of Dade, State of Florida, in accordance with the then-existing Employment Dispute Resolution Rules of the American Arbitration

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(c) This  Agreement is the joint  product of the Company and the  Executive  and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Company and the Executive and shall not be construed for or against either party hereto.

(d) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without reference to its principles of conflict of laws, or to the principles of conflict of laws of any other jurisdiction which would cause the application of the law of any jurisdiction other then the State of Florida.

(e) This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.


COMPANY

BY: /s/ David Goldberg
    -----------------------------------

EXECUTIVE

BY: /s/ Donna Bimbo
    -----------------------------------


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